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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of YM BioSciences Inc.

We consent to the incorporation by reference of our reports dated September 15, 2008, with respect to the consolidated balance sheet of YM BioSciences Inc. as of June 30, 2008 and the related consolidated statements of operations, comprehensive loss and deficit and cash flows for each of the years in the three year period ended June 30, 2008 and the effectiveness of internal control over financial reporting as of June 30, 2008 which reports appear in the June 30, 2008 annual report on Form 20-F of YM BioSciences Inc., incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 15, 2008 contains an explanatory paragraph that states that the Company has no net earnings, minimal revenue and negative operating cash flows that raise significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audit report dated September 15, 2008  also contains  explanatory paragraphs that state that; (i) as disclosed in note 2(p) to the consolidated financial statements, effective July 1, 2007, the Company adopted the CICA HB section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments – Recognition and Measurement, and Section 3865, Financial Instruments – Presentation and,  (ii) Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America.  Information relating to the nature and effect of such differences is presented in note 17 to the consolidated financial statements.

Chartered Accountants

Toronto, Canada
September 16, 2009